Agreement and Plan of Reorganization

            This Agreement and Plan of Reorganization ("Plan") is made as of December 28, 1995, by C-TEC Corporation, a Pennsylvania corporation (the "Company"), RCN Corporation, a Delaware corporation ("RCN"), and RCN Holdings, Inc., a Pennsylvania corporation ("Holdings").

            WHEREAS, the Company, RCN, and Holdings have entered into an Exchange Agreement dated as of the date first above written (the "Exchange Agreement"), and

            WHEREAS, the Company, RCN, and Holdings desire to establish a plan for effecting the transaction described in the Exchange Agreement and for eliminating Holdings after that transaction,

            NOW, THEREFORE, the parties hereto hereby agree as follows:

            1. All capitalized terms not defined in this Plan shall have the meanings contained in the Exchange Agreement.

            2. On the Closing Date, the Company will exchange, for all the Holdings Shares, the Exchange Shares, and RCN will exchange, for the Exchange
Shares, all the Holdings Shares, each   as described in the Exchange Agreement.

            3. As soon as practicable after the Closing Date but in no event later than January 11, 1996, the Company will dissolve Holdings, pursuant to applicable state law.

            4. Each of the Company, RCN, and Holdings will file as part of its tax return for its taxable year in which the dissolution of Holdings occurs the statements required by section 1.368-3 of the Income Tax Regulations.

            5.  Each of the Company and Holdings will file as part   of its
tax return for its taxable year in which the dissolution of Holdings occurs copies of this Plan and the Exchange Agreement.

            6. Each of the Company, RCN, and Holdings will treat the exchange of the Holdings Shares for the Exchange Shares and the subsequent dissolution of Holdings as steps in a tax-free reorganization of Holdings within the meaning of section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

            7.  This Plan will become part of the official records   of the
Company, RCN, and Holdings.

            IN WITNESS WHEREOF, this Plan has been executed by duly constituted and authorized officers of the Company, RCN, and Holdings, pursuant to authority granted by the Boards of Directors of each corporation.



C-TEC CORPORATION

By:________________________
                                       Name:
                                       Title:

RCN CORPORATION

By:________________________
                                       Name:
                                       Title:


RCN HOLDINGS, INC.

By:________________________
                                       Name:
                                       Title: